Exhibit 10.7

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of September 23, 2020, by and between ARE-MA REGION NO. 58, LLC, a Delaware limited liability company (“Landlord”), and RELAY THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as January 10, 2018, as amended by that certain First Amendment to Lease dated as of November 12, 2019 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 44,807 rentable square feet (“Original Premises”) in that certain building located as 399 Binney Street, Cambridge, Massachusetts (the “Building”). The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding approximately 1,824 rentable square feet of space on the first floor of the Building, as shown on Exhibit A attached to this Second Amendment (collectively, the “Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.

Delivery of Expansion Premises. The “Expansion Premises Commencement Date” shall be October 1, 2020. Landlord shall deliver the Expansion Premises to Tenant in vacant and broom clean condition on the Expansion Premises Commencement Date. The “Expansion Premises Rent Commencement Date” shall be the date that is 6 months after the Expansion Premises Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the expiration date in a form substantially similar to the form of the “Acknowledgement of Expansion Premises Commencement Date” attached hereto as Exhibit C; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. As used herein, the terms “Tenant Improvements” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached hereto as Exhibit B (“Expansion Premises Work Letter”).

Except as set forth in this Second Amendment and the Expansion Premises Work Letter: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken. Any occupancy of the Expansion Premises by Tenant before the Expansion Premises Commencement Date shall be subject to all of the terms and conditions of the Lease, excluding the obligation to pay Base Rent and Operating Expenses.

For the period of 90 consecutive days after the Expansion Premises Rent Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

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Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Second Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.

Premises; Rentable Area of Premises. Commencing on the Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 46,631 rentable square feet, consisting of (i) the entire second floor of the Building containing approximately 43,824 rentable square feet (the “Second Floor Space”), (ii) a portion of the 4th floor containing approximately 983 rentable square feet (the “Fourth Floor Premises”), and (iii) a portion of the 1st floor containing approximately 1,824 rentable square feet (the “Expansion Premises”), all as shown on Exhibit A.”

“Rentable Area of Premises: 46,631 sq. ft.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this Second Amendment.

4.	Base Rent.

a. Original Premises. Tenant shall continue to pay Base Rent with respect to the Original Premises as provided for under the Lease through the Expiration Date (as defined below).

b. Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent with respect to the Expansion Space in the amount of $75.00 per rentable square foot of the Expansion Premises per year. On each anniversary of the Expansion Premises Rent Commencement Date, (each, an “Expansion Premises Adjustment Date”), Base Rent payable with respect to the Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately prior to such Expansion Premises Adjustment Date.

c. Additional Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance (as defined in the Expansion Premises Work Letter), Landlord shall, subject to the terms of the Expansion Premises Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Expansion Premises Work Letter). Commencing on the Expansion Premises Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 7.5% per annum over the remaining Base Term plus an additional 2 year period, which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof. Any of the Additional Tenant Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

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5.	Tenant’s Share. Commencing on the Expansion Premises Rent Commencement Date, the defined term “Tenant’s Share” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share: 28.19%”

Notwithstanding anything to the contrary contained in the Lease, commencing on the Expansion Premises Commencement Date, Tenant shall commence paying for electricity furnished to the Expansion Premises.

6.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Base Term. Commencing on (i) the Commencement Date with respect to the Original Premises, and (ii) the Expansion Premises Commencement Date with respect to the Expansion Premises, and ending, with respect to the entire Premises, on April 30, 2029 (the “Expiration Date”).

7.	Permitted Use. The Expansion Premises shall be used for office and related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 of the Lease.

8.

Parking. Commencing on the Expansion Premises Rent Commencement Date, subject to the terms of Section 10 of the Lease, in addition to Tenant’s Parking Allocation, Tenant shall have the right, in common with other tenants of the Project to use 2 additional parking spaces in the OKS Garage (or another parking facility in close proximity to the OKS Garage (i.e., being within 0.25 miles of the OKS Garage)), which parking spaces shall be located in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations and Tenant’s payment of the Monthly Parking Changes with respect to each parking space.

9.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Newmark Knight Frank. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Newmark Knight Frank, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment.

10.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

11.	Miscellaneous.

a. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

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b. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c. This Second Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Second Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

RELAY THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Brian Adams
Print Name: Brian Adams
Title: General Counsel

LANDLORD:

ARE-MA REGION NO. 58, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, LP., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ Kristen Childs
Print Name: Kristen Childs
Title: Vice President RE Legal Affairs

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EXHIBIT A

Expansion Premises

399 Binney Street
Cambridge, MA	Exhibit A
1st Floor

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EXHIBIT B

Expansion Premises Work Letter

THIS EXPANSION PREMISES WORK LETTER (this “Expansion Premises Work Letter”) is made by and between ARE-MA REGION NO. 58, LLC, a Delaware limited liability company (“Landlord”), and RELAY THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of January 10, 2018, as amended by that certain First Amendment to Lease dated of November 12, 2019, and as further amended by that certain Second Amendment to Lease dated as of even date herewith (the “Second Amendment”)(as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Joy Fletcher (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Mike Carli and Zach Amdur (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “Tl Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the Tl Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Expansion Premises desired by Tenant of a fixed and permanent nature. Other than funding the Tenant Improvement Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plans”) detailing Tenant’s requirements for the Tenant Improvements. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the Tl Architect with regard to the Space Plans. Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the Space Plans.

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(c) Working Drawings. Tenant shall cause the Tl Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“Tl Construction Drawings”), which Tl Construction Drawings shall be prepared substantially in accordance with the Space Plans. Tenant shall be solely responsible for ensuring that the Tl Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the Tl Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plans. Tenant and the Tl Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the Tl Construction Drawings is consistent with the Space Plans, Landlord shall approve the Tl Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the Tl Construction Drawings except as may be reasonably required in connection with the issuance of the Tl Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the Tl Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems (in which case Landlord shall make the final decision). Any changes to the Tl Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “Tl Permit”) authorizing the construction of the Tenant Improvements consistent with the Tl Construction Drawings approved by Landlord. The cost of obtaining the Tl Permit shall be payable from the Tl Fund. Landlord shall assist Tenant in obtaining the Tl Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the Tl Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the Tl Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building System.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with

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the Tl Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the Tl Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the Tl Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plans, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request for Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any Tl Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such Tl Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the Tl Construction Drawings approved by Landlord. The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 3% of the Tl Allowance (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the Tl Fund.

(b) Tl Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “Tl Allowance”) as follows:

1. a “Tenant Improvement Allowance” in the maximum amount of $115.00 per rentable square foot in the Expansion Premises, which is included in the Base Rent set forth in the Lease; and

2. an “Additional Tenant Improvement Allowance” in the maximum amount of $50.00 per rentable square foot in the Expansion Premises, to the extent used, result in Additional Rent as provided in Section 4(c) of the Second Amendment.

The Tl Allowance shall be disbursed in accordance with this Expansion Premises Work Letter. Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the Tl Allowance not required for the construction of (i) the Tenant Improvements described in the Tl Construction Drawings approved pursuant to Section 2(c) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the Tenant Improvement Allowance that is not disbursed before the last day of the 12th month after the Expansion Premises Commencement Date. Any portion of

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the Additional Tenant Improvement Allowance not disbursed in connection with the Tenant Improvements before the last day of the 12th month after the Expansion Premises Expiration Date may be used by Tenant toward the cost of Alterations in the Premises constructed pursuant to Section 12 of the Lease through the last day of the 24th month after the Expansion Premises Commencement Date. Tenant shall have no right to any portion of the Additional Tenant Improvement Allowance that is not disbursed before the last day of the 24th month after the Expansion Premises Commencement Date.

(c) Costs lncludable in Tl Fund. The Tl Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plans and the Tl Construction Drawings, all costs set forth in the Budget and the cost of Changes (collectively, “Tl Costs”). Notwithstanding anything to the contrary contained herein, the Tl Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling.

(d) Excess Tl Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the Tl Allowance. If at any time and from time-to-time, the remaining Tl Costs under the Budget exceed the remaining unexpended Tl Allowance (“Excess Tl Costs”), monthly disbursements of the Tl Allowance shall be made in the proportion that the remaining Tl Allowance bears to the outstanding Tl Costs under the Budget, and Tenant shall fund the balance of each such monthly draw. For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease. The Tl Allowance and Excess Tl Costs are herein referred to as the “Tl Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for Tl Costs and the cost of Minor Variations in excess of the Tl Allowance.

(e) Funding Requisition; Reconciliation; Timely Payment. During the course of design and construction of the Tenant Improvements, subject to the terms of Section 5(d). Landlord shall reimburse Tenant for Tl Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such Tl Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the Tl Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704; (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Expansion Premises.

6. Tenant Access.

(a) Consents. Whenever consent or approval of either party is required under this Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) No Default Funding. In no event shall Landlord have any obligation to fund any portion of the Tenant Improvement Allowance during any period that Tenant is in Default under the Lease.

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Exhibit C

Acknowledgment of Expansion Premises Commencement Date

This ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE is made this ___ day of _______ , ___ , between ARE-MA REGION NO. 58, LLC, a Delaware limited liability company (“Landlord”), and RELAY THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated as of January 10, 2018, as amended by that certain First Amendment to Lease dated of November 12, 2019, and as further amended by that certain Second Amendment to Lease dated ______ , 20__ (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Expansion Premises Commencement Date is _______ , __ , Expansion Premises Rent Commencement Date is _______ , __ , and the termination date of the Base Term of the Lease shall be midnight on April 30, 2029. In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Expansion Premises Commencement Date, this Acknowledgment of Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

RELAY THERAPEUTICS, INC., a Delaware corporation

By:

Print Name: ______________________________________

Title: ____________________________________________

LANDLORD:

ARE-MA REGION NO. 58, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, LP., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	___________________________________

Print Name: _____________________________

Title: __________________________________

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.